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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                     FORM 3


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person

     Six Continents PLC
--------------------------------------------------------------------------------
       (Last)                        (First)                      (Middle)

     20 North Audley Street
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                                    (Street)

     London W1Y 1WE               United Kingdom
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      (City)                        (State)                         (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

     10/01/02
--------------------------------------------------------------------------------

3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------

4.   Issuer Name and Ticker or Trading Symbol

     FelCor Lodging Trust Incorporated (FCH)
--------------------------------------------------------------------------------

5.   Relationship of Reporting Person(s) to Issuer  (Check all applicable)

        Director                                        X 10% Owner
     ---                                               ---

        Officer (give title below)                        Other (specify below)
     ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)

        Form filed by One Reporting Person
     ---

      X Form filed by More than One Reporting Person
     ---


             Table - I Non-Derivative Securities Beneficially Owned


1.   Title of Security        2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                  Beneficially Owned          Form: Direct           Beneficial Ownership
                                 (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                             (I)(Instr. 5)
--------------------------------------------------------------------------------------------------------------
Common Stock, par             10,032,428 shares           I                    Held through SCH Minority
value $0.01                                                                    Holdings, LLC, Six Continents
                                                                               Hotels, Inc. and Bristol Hotels
                                                                               & Resorts, each an indirect
                                                                               wholly-owned subsidiary of
                                                                               Six Continents PLC
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------


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


              Table II - Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative       2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)          and Expiration                 Securities Underlying      sion or       ship         of In-
                                  Date (Month/Day/Year)          Derivative Securities      Exercise      Form of      direct
                                  -------------------------      (Instr. 4)                 Price of      Deriv-       Bene-
                                  Date           Expira-       -------------------------    Derivative    ative        ficial
                                  Exer-          tion             Title           Amount    Security      Security:    Owner-
                                  cisable        Date                             or                      Direct       ship
                                                                                  Number                  (D) or      (Instr.
                                                                                  of                      Indirect     5)
                                                                                  Shares                  (I)
                                                                                                          (Instr.
                                                                                                          5)
-----------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:  See Attachment A for information on other reporting persons.


               SIX CONTINENTS, PLC

               By: /s/ Michael L. Goodson                       October 11, 2002
                   --------------------                         ----------------
                   Name:  Michael L. Goodson                          Date
                   Title: Attorney-in-Fact


               SCH MINORITY HOLDINGS, LLC

               By: /s/ Michael L. Goodson                       October 11, 2002
                   ----------------------                       ----------------
                   Name:  Michael L. Goodson                          Date
                   Title: President


               SIX CONTINENTS HOTELS, INC.

               By: /s/ Michael L. Goodson                       October 11, 2002
                   ----------------------                       ----------------
                   Name:  Michael L. Goodson                          Date
                   Title: Senior Vice President, Americas
                           Finance & Business Development


               BRISTOL HOTELS & RESORTS

               By: /s/ Robert J. Chitty                         October 11, 2002
                   --------------------                         ----------------
                   Name:  Robert J. Chitty                            Date
                   Title: Vice President Tax & Treasurer



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


FORM 3


               Attachment A to Form 3 filed by Six Continents PLC

                  Date of Event Requiring Statement: 10/01/02

     Issuer Name and Ticker Symbol: FelCor Lodging Trust Incorporated (FCH)

                                                                                         Ownership Form:
       Other Reporting Persons          Amount of Securities Beneficially Owned     Direct (D) or Indirect (I)
       -----------------------          ---------------------------------------     --------------------------
1.  SCH Minority Holdings, LLC
    Three Ravinia Drive, Suite 100                     7,161,697                                 D
    Atlanta, Georgia 30346

2.  Six Continents Hotels, Inc.
    Three Ravinia Drive, Suite 100                     2,457,046                                 D
    Atlanta, Georgia 30346

3.  Bristol Hotels & Resorts
    Three Ravinia Drive, Suite 100                       413,685                                 D
    Atlanta, Georgia 30346


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